SECOND  SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE dated as of June 2, 1999, between NINE WEST GROUP INC., a Delaware corporation ("Tender Co."), JACK ASSET SUB INC., a Delaware corporation ("New Tender Co."), JILL ACQUISITION SUB INC., a Delaware corporation ("Acquisition Sub"), and THE BANK OF NEW YORK, as trustee (the "Trustee").

     Whereas there has heretofore been executed and delivered to the Trustee an Indenture dated as of July 9, 1997, and a Supplemental Indenture dated as of September 15, 1998 (the "Original Indenture" and, as it may be amended or supplemented from time to time by more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of Tender Co.'s 9% Series B Senior Subordinated Notes due 2007 (the "Securities");

     Whereas there are now outstanding under the Indenture Securities in the aggregate principal amount of $94 million;

     Whereas Section 902 of the Indenture provides that Tender Co. and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding and Section 1020 provides that Tender Co. and the Trustee may waive certain provisions of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

     Whereas Tender Co. desires to have waived and to amend certain provisions of the Indenture, as set forth in Article I hereof;

     Whereas the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments and waivers effected by this Second Supplemental Indenture;

     Whereas Jones Apparel Group, Inc. ("Jones") intends to acquire Tender Co., through a merger of its wholly-owned subsidiary, Acquisition Sub, with Tender Co. (the "Acquisition");

     WHEREAS New Tender Co. is to be successor to Tender Co. following the Acquisition and certain asset transfers and is to be obligor of the Securities; and

     Whereas all things necessary to make this Second Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

     Now, Therefore, this Second Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:


                         ARTICLE I

     Amendments to Indenture and Additional Provisions

     Section 101. Waiver of and Amendments to Articles Ten, Eight and Five.
(a) The application of the provisions of Sections 1008, 1009, 1010, 1011, 1012, 1013, 1014, 1016, 1017, 1018, 1019, 801(c) and (e) and 501(5) and (6)
of the Indenture are hereby waived: (i) to the extent that such provisions might otherwise interfere with the ability of Tender Co. or Acquisition Sub to enter into agreements contemplated by, and for Acquisition Sub to consummate, the Offer and Consent Solicitation as set forth in the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal, each dated May 19, 1999, and any amendments, modifications or supplements thereto (the "Offer and Consent Solicitation") and (ii) to the extent that such provisions might otherwise interfere with the ability of New Tender Co. to assume the obligations hereunder and under the Indenture as provided in Section 803 of the Indenture and the ability to effectuate the transfer of assets from Tender Co. to New Tender Co. pursuant to the Acquisition and the subsequent asset drop down.

     (b) Effective upon the date Acquisition Sub or New Tender Co. accepts Securities for purchase and payment pursuant to the Offer and Consent Solicitation (the "Acceptance Date"), unless, prior to that time, New Tender Co. or Acquisition Sub by written notice to the Trustee, has terminated this Second Supplemental Indenture, Sections 1008, 1009, 1010, 1011, 1012, 1013, 1016, 1017, 1018, 1019, 801(c) and (e) and 501(5) and (6) of the Indenture
are hereby amended by deleting all such sections and all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Section 501(3), "Events of Default".

     (c)  Effective upon consummation of the Acquisition, pursuant to
Section 803 of the Indenture, New Tender Co. shall be the obligor hereunder and the obligor of any and all Securities that remain outstanding under the Indenture and Tender Co. shall be released from all of its obligations hereunder and under the Indenture.

     (d) Following the Acceptance Date, all Subsidiary Guarantees shall be released in accordance with Section 1308 of the Indenture.

     (e)  Tender Co. and New Tender Co. will not be required to comply with
Section 1014 of the Indenture in connection with the Acquisition pursuant to section 1020 of the Indenture.



                        ARTICLE II

                       MISCELLANEOUS

     Section 201. Instruments To Be Read Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture, and said Original Indenture and this Second Supplemental Indenture shall henceforth be read together.

     Section 202. Confirmation. The Original Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

     Section 203. Definitions. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Original Indenture. Any defined terms present in the Original Indenture, but no longer used as a result of the amendments made by this Second Supplemental Indenture shall be eliminated.

     Section 204. Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

     Section 205. Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture.

     Section 206. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 207. Effectiveness; Termination. The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 902 of the Indenture; provided that the waivers and amendments to the Original Indenture set forth in Section 101 of this Second Supplemental Indenture shall become operative as specified in
Section 101 hereof. Prior to the Acceptance Date, Tender Co., New Tender Co. or Acquisition Sub may terminate this Second Supplemental Indenture upon written notice to the Trustee (it being understood that each party may agree, subsequent thereto, to enter into a substitute second supplemental indenture, provided, however, once New Tender Co. becomes obligor under the Notes, only New Tender Co. or Acquisition Sub may enter into such substitute second supplemental indenture).

     Section 208. Acceptance by Trustee. The Trustee accepts the amendments to the Original Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

     Section 209. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of Tender Co., and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

     In Witness Whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

                             NINE WEST GROUP INC.,

Attest:                      By /s/ Jeffrey K. Howald
    Name:                    Name: Jeffrey K. Howald
    Title:                   Title: Senior Vice President


                             JACK ASSET SUB INC.,

Attest:                      By   /s/ Ira M. Dansky
    Name:                    Name: Ira M. Dansky
    Title:                   Title: President

                             JILL ACQUISITION SUB INC.,

Attest:                      By /s/ Wesley R. Card
    Name:                    Name: Wesley R. Card
    Title:                   Title: President

                             THE BANK OF NEW YORK, as Trustee,

Attest:                      By /s/ Mary La Gumina
    Name:                    Name: Mary La Gumina
    Title:                   Title: Assistant Vice President